Schedule A: Financial Information

RUBICON MINERALS CORPORATION

Consolidated Balance Sheets

(Stated in Canadian Dollars)

	As at
	June 30,	December 31,
	2003	2002
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	$3,278,593	$1,159,966
Amounts receivable (note 4)	295,739	64,369
Goods and services tax receivable	184,743	120,028
Prepaid expenses	42,072	5,456
	3,801,147	1,349,819

Investments (note 4)	73,152	40,119
Capital assets	35,715	38,954
Deferred property costs (statement, note 4)	15,504,244	12,258,113
	$19,414,258	$13,687,005

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$339,586	$553,872

Shareholders' Equity
Share capital (note 5a)	25,425,999	18,935,162
Deficit	(6,351,327)	(5,802,029)
	19,074,672	13,133,133
	$19,414,258	$13,687,005

Approved by the Board of Directors:

David W. Adamson, Director	Michael J. Gray, Director

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Operations and Deficit
Unaudited
(Stated in Canadian Dollars)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Expenses
Amortization	$2,474	$3,180	$4,948	$5,210
Consulting, inclusive of stock-based
	24,506	156,175	102,890	161,175
compensation
Interest and miscellaneous income	(35,410)	(13,607)	(52,550)	(33,565)
Investor relations	136,456	66,293	231,069	132,063
Office	34,106	11,245	57,349	24,052
Professional fees	35,807	13,731	48,446	54,859
Rent	19,650	15,253	39,815	31,017
Salaries - administrative	44,080	53,080	70,054	81,837
Securities filing fees	14,593	13,295	34,520	25,257
Travel and accommodation	1,662	1,672	7,278	3,621
Utilities	1,444	455	4,083	2,012
Write-off of deferred property costs	-	33,879	1,396	33,879
Net loss for the period	(279,368)	(354,651)	(549,298)	(521,417)
Deficit, beginning of period	(6,071,959)	(4,866,683)	(5,802,029)	(4,699,917)
Deficit, end of period	$(6,351,327)	$(5,221,334)	$(6,351,327)	$(5,221,334)
Loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Weighted average number of common shares	40,903,659	31,503,586	38,892,214	29,027,776

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Cash Flows Unaudited
(Stated in Canadian Dollars)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
Cash provided by (used for):
Operating Activities
Net loss for the period	$(279,368)	$(354,651)	$ (549,298)	$(521,417)
Add items which do not include cash:
Stock-based compensation	-	133,675	48,383	133,675
Amortization	2,474	3,180	4,948	5,210
Write-off of deferred property costs	-	33,879	1,396	33,879
Changes in non-cash working capital components:
Prepaid expenses	(27,175)	730	(36,616)	5,035
Amounts receivable	15,051	143,295	(231,370)	26,207
Goods and services tax receivable	(98,292)	15,154	(64,715)	(12,243)
Accounts payable and accrued liabilities	(962,069)	(398,347)	(214,286)	(3,965)
	(1,349,379)	(423,085)	(1,041,558)	(333,619)
Investing Activities*
Deferred property costs - gross	(2,389,250)	(1,411,276)	(5,650,449)	(3,627,329)
Purchase of capital assets	-	(9,720)	(1,709)	(15,328)
	(2,389,250)	(1,420,996)	(5,652,158)	(3,642,657)
Financing Activities*
Common shares issued for cash	39,525	325,875	6,661,079	5,362,799
Share issue costs	(20,905)	-	(586,705)	(256,029)
Option payments received - net	107,763	-	107,763	-
Recovery of property costs incurred	809,228	391,055	2,478,121	1,180,972
Management and administration fees received	34,778	40,957	152,085	105,295
	970,389	757,887	8,812,343	6,393,037

Net cash (used) provided during the period	(2,768,240)	(1,086,194)	2,118,627	2,416,761
Cash and cash equivalents, beginning of period	6,046,833	4,511,641	1,159,966	1,008,686
Cash and cash equivalents, end of period	$3,278,593	$3,425,447	$ 3,278,593	$3,425,447

* Supplemental Disclosure of Non-Cash Investing and Financing Activities

During the six month period ended June 30, 2003, the Company issued 334,000 (2002 - 337,500) of its common shares at an aggregate value of $368,080 (2002 - $246,250) and received 228,333 (2002 - Nil) common shares at a value of $33,033 (2002 - $Nil) pursuant to the terms of property agreements. During the six month period ended June 30, 2003, the Company recorded $48,383 (2002 - $133,675) in stock-based compensation expense.

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs
Unaudited
(Stated in Canadian Dollars)

	Balance	Expenditures	Write-off or	Balance
	December 31,	(Fees earned -	Recovery	June 30,
	2002	2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)
CANADA
ONTARIO
Red Lake Properties
McFinley Property
Acquisition costs	$ 2,592,103	$174,182	-	$ 2,766,285
Exploration costs
Geological and geochemical	596,447	290,620	-	887,067
Drilling	295,516	1,088,692	-	1,384,208
Geophysical	78,365	21,437	-	99,802
Travel and accommodation	20,616	37,279	-	57,895
Other	25,139	1,141	-	26,280
	3,608,186	1,613,351	-	5,221,537
Red Lake Joint Venture Properties
Acquisition costs	429,075	204,562	(190,527)	443,110
Exploration costs
Geological and geochemical	443,117	302,530	(289,711)	455,936
Drilling	381,223	1,548,604	(1,468,181)	461,646
Geophysical	95,342	160,601	(160,601)	95,342
Travel and accommodation	32,949	57,205	(56,860)	33,294
Other	3,118	-	-	3,118
Administration fees (earned)	(201,540)	(145,676)	-	(347,216)
	1,183,284	2,127,826	(2,165,880)	1,145,230
McCuaig Project
Acquisition costs	79,940	-	-	79,940
Exploration costs
Geological and geochemical	399,753	21,761	(12,488)	409,026
Drilling	873,632	194,962	(77,985)	990,609
Geophysical	27,202	800	(320)	27,682
Travel and accommodation	22,991	6,993	(2,797)	27,187
Other	1,400	-	-	1,400
Administration fees (earned)	(10,144)	(6,313)	-	(16,457)
	1,394,774	218,203	(93,590)	1,519,387
Other Red Lake Properties
Acquisition costs	90,895	-	(15,410)	75,485
Exploration costs
Geological and geochemical	52,024	9,815	-	61,839
Drilling	-	36,009	-	36,009
Geophysical	78,973	-	-	78,973
Travel and accommodation	892	64	-	956
	222,784	45,888	(15,410)	253,262

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs (continued)
Unaudited
(Stated in Canadian Dollars)

	Balance	Expenditures	Write-off or	Balance
	December 31,	(Fees earned -	Recovery	June 30,
	2002	2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)
Other Ontario Properties
Acquisition costs	$41,310	-	-	$41,310
Exploration costs
Geological and geochemical	22,722	-	-	22,722
Geophysical	56,362	-	-	56,362
Travel and accommodation	1,322	-	-	1,322
	121,716	-	-	121,716

Perry English Royalty Division Properties
Acquisition costs	-	855,792	(132,296)	723,496
Exploration costs
Geological and geochemical	-	45,013	-	45,013
Travel and accommodation	-	1,194	-	1,194
	-	901,999	(132,296)	769,703

NEWFOUNDLAND
Gold Properties
StarTrack Trend Properties
Acquisition costs	196,826	6,050	-	202,876
Exploration costs
Geological and geochemical	165,282	29,956	-	195,238
Geophysical	11,822	57,197	-	69,019
Travel and accommodation	9,380	359	-	9,739
Other	450	-	-	450
	383,760	93,562	-	477,322
Golden Promise Properties
Acquisition costs	146,887	40,000	(9,600)	177,287
Exploration costs
Geological and geochemical	146,369	38,771	-	185,140
Drilling	113,636	-	-	113,636
Geophysical	11,443	-	-	11,443
Travel and accommodation	5,251	955	-	6,206
	423,586	79,726	(9,600)	493,712
Avalon Trend Properties
Acquisition costs	55,340	50,075	-	105,415
Exploration costs
Geological and geochemical	143,427	111,359	-	254,786
Travel and accommodation	3,072	245	-	3,317
	201,839	161,679	-	363,518

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs (continued)
Unaudited
(Stated in Canadian Dollars)

	Balance	Expenditures	Write-off or	Balance
	December 31,	(Fees earned -	Recovery	June 30,
	2002	2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)
Glenwood-Botwood Trend Properties
Acquisition costs	$ 398,773	$96,905	$(117,650)	$ 378,028
Exploration costs
Geological and geochemical	286,659	120,539	-	407,198
Geophysical	204,521	131,997	-	336,518)
Travel and accommodation	5,173	676	-	5,849
	895,126	350,117	(117,650)	1,127,593
New World Property
Acquisition costs	35,040	18,700	(17,300)	36,440
Exploration costs
Geological and geochemical	85,357	32,604	-	117,961
Travel and accommodation	1,766	6	-	1,772
	122,163	51,310	(17,300)	156,173
Great NP Gold Trend Property
Acquisition costs	117,071	10,000	(8,000)	119,071
Exploration costs
Geological and geochemical	25,010	1,416	-	26,426
Travel and accommodation	3,373	-	-	3,373
	145,454	11,416	(8,000)	148,870
Base Metal Properties
Acquisition costs	266,157	71,825	(58,839)	279,143
Exploration costs
Geological and geochemical	511,960	94,042	-	606,002
Drilling	538,236	1,757	-	539,993
Geophysical	169,913	810	-	170,723
Travel and accommodation	39,580	9,193	-	48,773
Other	9,612	-	-	9,612
Administration fees (earned)	(84,947)	-	-	(84,947)
	1,450,511	177,627	(58,839)	1,569,299
BRITISH COLUMBIA
Axelgold and Thumb Peak Properties
Acquisition costs	434,571	-	-	434,571
Exploration costs
Geological and geochemical	59,041	(326)	-	58,715
Drilling	1,099	-	-	1,099
Travel and accommodation	2,921	22	-	2,943
Administration fees (earned)	(63,860)	-	-	(63,860)
	433,772	(304)	-	433,468

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs (continued)
Unaudited
(Stated in Canadian Dollars)

	Balance	Expenditures	Write-off or	Balance
	December 31,	(Fees earned -	Recovery	June 30,
	2002	2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)
NUNAVUT, BAFFIN ISLAND
Incognita Joint Venture Property
Acquisition costs	$84,048	$-	$-	$84,048
Exploration costs
Geological and geochemical	83,759	3,523	(1,748)	85,534
Drilling	32,758	-	-	32,758
Geophysical	14,151	-	-	14,151
Travel and accommodation	4,294	-	-	4,294
Other	282	-	-	282
Administration fees (earned)	(197,448)	(95)	-	(197,543)
	21,844	3,428	(1,748)	23,524
UNITED STATES OF AMERICA
ALASKA
Palmer Property
Acquisition and holding costs	800,865	30,780	-	831,645
Exploration costs
Geological and geochemical	213,957	(164)	-	213,793
Drilling	680,324	-	-	680,324
Travel and accommodation	13,193	-	-	13,193
Other	17,458	-	-	17,458
Administration fees (earned)	(76,483)	-	-	(76,483)
	1,649,314	30,616	-	1,679,930

Deferred Property Costs	$ 12,258,113	$5,866,444	$(2,620,313)	$ 15,504,244

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION

Notes to the Consolidated Financial Statements

June 30, 2003 (Unaudited)

1. BASIS OF PRESENTATION

These interim financial statements have been compiled using the same accounting policies and measurement criteria as those utilized in the preparation of the Company's audited financial statements dated December 31, 2002, and should be read in conjunction with these annual statements, which provide information on the Company's accounting policies and more comprehensive note disclosures of certain financial statement line items, including the Company's property interests.

2. NATURE AND CONTINUANCE OF OPERATIONS

The Company is incorporated in British Columbia and is involved in the acquisition and exploration of property interests that are considered potential sites of economic mineralization. At the date of these financial statements, the Company has not been able to identify a known body of commercial grade ore on any of its properties and the ability of the Company to realize the costs it has incurred to date on these properties is dependent upon the Company being able to identify a commercial ore body, to finance its exploration and development costs and to resolve any environmental, regulatory, or other constraints which may hinder the successful development of the property. These activities are conducted primarily in Canada and Alaska, USA.

3. RELATED PARTY TRANSACTIONS

Two directors of the Company are paid fees based on employment contracts at the rate of $6,500 per month. One director of the Company is paid a fee based on an employment contract at the rate of $5,000 per month. These fees for exploration and administrative management have been paid in the normal course of operations and are measured at the exchange amount, which is that amount of consideration established and agreed to by the related parties.

	Six month periods ended
	June 30, 2003	June 30, 2002
Aggregate fees paid to directors	$108,000	$108,000

The Company also paid a law firm, of which a partner of the firm is a director of the Company, $90,000 during the six months ended June 30, 2003 for legal services (recorded in professional expenses, mineral property acquisition costs and share issue costs) and as at June 30, 2003 this firm is owed approximately $161,000 for the unpaid portion of these and previous charges for legal services, a balance which is included in accounts payable and accrued liabilities.

4. MINERAL PROPERTIES

The following is a summary of the significant changes in the Company's material property interests subsequent to December 31, 2002.

CANADA
ONTARIO
Red Lake
Newman Todd Property

The Company, Redstar Gold Corp., and AngloGold (Canada) Exploration Ltd., formed an agreement whereby Rubicon increased its interest in the Newman-Todd property from a minimum 9% to 22% carried interest. Under the terms of the Newman Todd agreement, AngloGold will acquire a 60% interest by spending US$750,000 on exploration over four years, including a firm work commitment of US$100,000 in Year 1 and by making cash payments to Redstar. Rubicon will be the initial manager of the exploration program. AngloGold may elect to become Manager by providing appropriate notice to Rubicon. After earn-in by AngloGold, Rubicon would have a 22% interest and Redstar would retain an 18% interest. Both Rubicon and Redstar would be carried to production, subject post mine decision to payback of exploration and capital costs out of 75% of their share of mine proceeds at prime plus 3%. If AngloGold terminates its option, the property would revert back to the Rubicon-Redstar Option Agreement, whereby as part of a larger property package Redstar is required to spend $2.75 million to earn a 51% interest. In connection with this transaction, Redstar has agreed to a firm commitment to spend $600,000 before May 6, 2004 on the west Red Lake properties less the amount spend by AngloGold on Newman Todd in the Same period.

English Royalty Division ("ERD")

During the quarter ended June 30, 2003, the Company acquired underlying title to 11 mineral properties pursuant to the terms of the ERD (described below), for no additional consideration. The majority of the mineral properties are located in the Red Lake Mining Division. The total number of properties held under the ERD is now 74; in March 2003, the Company made the initial acquisition when it purchased underlying title to 63 mineral properties located principally in the Red Lake Mining Division in consideration for a cash payment of $500,000 and the issuance of 250,000 common shares. Fourteen of the 74 properties are subject to current agreements involving the Company as optionee, including Red lake West, Humlin West, Red Lake East, MacKenzie, Coli Lake, Pipestone East, NST English (Newfoundland), Pipestone South, Pipestone North, East Bay, Baird, Slate Bay English, Hammell Lake, McCuaig and Wolf Bay. Accordingly, this agreement will reduce the Company's aggregate property payments due under these pre-existing options by $414,000, including $114,000 in 2003.

To June 30, 2003, the Company has recorded gross proceeds of $132,296 in connection with third party option payments received pursuant to the ERD, inclusive of $24,533 in marketable securities.

NEWFOUNDLAND

Barren Lake Property

The Company acquired an option to earn a 100% interest in three mineral licences known as the Barren Lake Property located in Newfoundland. In order for the Company to earn its interest it must make $57,000 in cash payments, pay $3,600 in staking costs and issue 40,000 common shares or pay an additional $57,000 cash. The property is subject to a 2.5% NSR of which 1.5% can be purchased for $1.5 million.

Victoria Lake Property

The Company acquired an option to earn a 100% interest in 166 claims known as the Victoria Lake Property located in Newfoundland. In order for the Company to earn its interest it must make $60,000 in cash payments, and issue 40,000 common shares or pay an additional $57,000 in cash. The property is subject to a 2.5% NSR of which 1.5% can be purchased for $1.5 million.

Option to International Lima Resources Corp

The Company has optioned the six mineral licences known as the Wings Point Property, seven mineral licences known as the Victoria Lake Property and 11 mineral licences known as the Glenwood Break Property to International Lima Resources Corp. ("Lima") in consideration for Lima incurring $1.5 million, $1.75 million and $2.0 million respectively, in exploration expenditures and issuing 800,000 of its common shares to the Company. Lima may earn a 60% interest in the above properties by satisfying the terms of the options and has a firm commitment to spend a total of $650,000 in the first year in connection with the three option agreements.

Government Grant

At June 30, 2003, the Company has recorded an aggregate of $144,050 as a partial recovery of deferred costs incurred on certain of its Newfoundland properties in connection with the anticipated receipt of a grant from the Province of Newfoundland and Labrador. This recovery is included within amounts receivable at June 30, 2003.

5. SHARE CAPITAL

(a) Authorized share capital consists of 250,000,000 common shares without par value.

	Price per Share		Cost
	$	Number of Shares	$
Issued at December 31, 2002		34,032,251	$18,935,162
Issued for property interests	1.10	25,000	27,500
	1.15	250,000	287,500
	0.94	25,000	23,500
	0.87	34,000	29,580
Private Placement	1.05	5,740,300	(1) 5,440,611
Warrant Exercise	0.35	166,393	58,238
	0.80	295,000	236,000
	0.65	60,000	39,000
	0.65	144,231	93,750
	1.10	187,500	206,250
Stock Option Exercise	0.21	2,500	525
Stock-based compensation	-	-	48,383
		6,929,924	6,490,837
Issued at June 30, 2003		40,962,175	$25,425,999

Note: (1) Net of issue costs of $586,705

(b) Stock Options

The following is a summary of the changes in the Company's outstanding stock options for the six month interim periods ended June 30.

	2003		2002
		Weighted -		Weighted -
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price
		$		$
Fixed options
Balance at beginning of period	3,117,500	0.67	1,680,000	0.38
Granted	200,000	0.91	260,000	1.32
Exercised	-	-	(167,500)	0.39
Cancelled/Expired	-	-	(50,000)	0.43
Outstanding and exercisable at end of
period*	3,317,500	0.68	1,722,500	0.52

* At June 30, 2003, the weighted-average remaining contractual life of stock options outstanding is 2.0 years (2002 - 1.5 years).

In accordance with the Recommendations of the Canadian Institute of Chartered Accountants, the Company, in electing to measure stock-based compensation granted to directors and employees using the intrinsic value method, must provide disclosure of the pro-forma impact of measuring these grants utilizing the fair value approach.

This disclosure for the interim periods presented currently is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
Net loss for the period:
As reported	$ (279,368)	$ (354,651)	$ (549,298)	$ (521,417)
Additional compensation expense	-	(2,417)	-	(2,417)
Pro-forma net loss for the period	$ (279,368)	$ (357,068)	$ (549,298)	$ (523,834)

Loss per share:
As reported	$(0.01)	$(0.01)	$ (0.01)	$ (0.02)
Pro-forma	$(0.01)	$(0.01)	$ (0.01)	$ (0.02)

For purposes of the determination of stock-based compensation expense amounts, the fair value of options has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk free interest rate of 3.5%; expected lives of 2 years; an expected volatility of 35%; and no expectation for the payment of dividends.

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management's view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company's stock option grants.

(c) Summary of dilutables outstanding at June 30, 2003:

		Exercise Price or
Type of Issue	Number Outstanding	Price Range	Expiry Date
		$
Stock Options	1,470,000	0.21-0.74	11/22/03
	250,000	1.34	05/29/04
	50,000	0.87	10/15/04
	20,000	0.62	11/20/04
	75,000	0.87	01/17/05
	125,000	0.76	12/15/05
	100,000	1.15	07/09/07
	1,225,000	0.83	08/08/07
Total Stock Options	3,315,000

Warrants	1,009,616	0.65	07/30/03
	1,687,500	1.50	09/04/03
	2,267,650	1.25	02/20/05
	502,500	1.25	02/26/05
	100,000	1.25	03/04/05
Agents' Warrants	272,118	1.05	02/20/05
	42,168	1.05	02/26/05
	12,000	1.05	03/04/05
Total Warrants	5,893,552

6. SUBSEQUENT EVENTS

In addition to any items disclosed elsewhere in these notes, the following events have occurred during the period since June 30, 2003:

  The Company granted employees and consultants an aggregate of 90,000 stock options exercisable at $0.65 per share until July 3, 2006

  The Company appointed an additional director to its board and issued to this individual 225,000 stock options exercisable at $0.84 per share until July 18, 2007

  1,009,616 Warrants were exercised at $0.65 to raise proceeds of $656,250.40, 10,000 Stock Options were exercised at $0.74 to raise proceeds of $7,400 and 43,811 common shares were issued at $0.84 pursuant to the terms of property agreements.